                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                            Commission File Numbers:
                                    333-68085
                                    333-38679
                                    333-52225
                                    333-52217
                                    333-37839
                                    333-23239

                            Gothic Energy Corporation
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             (Exact name of registrant as specified in its charter)

               6100 North Western Avenue, Oklahoma City, OK 73118
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

            Common Stock Purchase Warrants expiring September 1, 2004
         Warrants for the Purchase of Common Stock expiring May 1, 2005
              11-1/8% Senior Secured Notes due 2005 (as guarantor)
                 14-1/8% Senior Secured Discount Notes due 2006
                          12-1/4% Series B Senior Notes
             Common Stock Purchase Warrants expiring August 19, 2001
               Common Stock Purchase Warrants expired June 2, 2000
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               (Title of each of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [ ]          Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(1)(ii) [ ]          Rule 12h-3(b)(2)(i)   [ ]
            Rule 12g-4(a)(2)(i)  [ ]          Rule 12h-3(b)(2)(ii)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]                    Rule 15d-6  [X]
            Rule 12h-3(b)(1)(i)  [X]

 Approximate number of holders of record as of the certification or notice date:

    Common Stock Purchase Warrants expiring September 1, 2004                     -0-
                                                                                  ---
    Warrants for the Purchase of Common Stock expiring May 1, 2005                -0-
                                                                                  ---
    11-1/8% Senior Secured Notes due 2005 (as guarantor)                          37
                                                                                  ---
    14-1/8% Senior Secured Discount Notes due 2006                                 3
                                                                                  ---
    12-1/4% Series B Senior Notes                                                 -0-
                                                                                  ---
    Common Stock Purchase Warrants expiring August 19, 2001                       -0-
                                                                                  ---
    Common Stock Purchase Warrants expired June 2, 2000                           -0-
                                                                                  ---

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         Gothic Energy Corporation filed various registration statements (listed above) under the Securities Act of 1933 covering the securities described in this Form 15. On January 16, 2001, Gothic was acquired by Chesapeake Energy Corporation in a merger transaction. In connection with the merger, Gothic is filing this Form 15 to suspend its duty to file reports under the Exchange Act pursuant to Exchange Act Rule 12h-3(b)(1)(i) and Rule 15d-6.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Gothic Energy Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        Gothic Energy Corporation

DATE: January 25, 2001                  BY: /s/ AUBREY K. MCCLENDON
                                           ------------------------------------
                                                Aubrey K. McClendon, President